Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 14, 2022 with respect to the consolidated financial statements included in the Annual Report of Kazia Therapeutics Limited on Form 20-F, prior to the restatement due to the correction of an error, as described in Note 4, and a reclassification as described in Note 5, for the year ended June 30, 2022.

We consent to the incorporation by reference of the aforementioned report in the Registration Statement of Kazia Therapeutics Limited on Form F-3 (File No. 333-281937 and 333-276091).

/s/ GRANT THORNTON AUDIT PTY LTD

Sydney, Australia
November 15, 2024